Statements re computation of per share earnings                         Exhibit 11
(In Thousands Except for Per Share Data)

                                                        Year ended December 31
                                                  ---------------------------------
                                                     2000        1999        1998
                                                  ---------   ---------   ---------
BASIC NET INCOME PER SHARE
Weighted average common stock outstanding.......    11,000      10,934      10,837
                                                  =========   =========   =========
Net income......................................    $4,651     $22,375     $20,213
                                                  =========   =========   =========
Basic net income per share......................     $0.42       $2.05       $1.86
                                                  =========   =========   =========

DILUTED NET INCOME PER SHARE
Weighted average common stock outstanding.......    11,000      10,934      10,837

Common equivalent shares for stock options using
    the treasury stock method...................       134         158         223
                                                  ---------   ---------   ---------
Weighted average shares outstanding.............    11,134      11,092      11,060
                                                  =========   =========   =========
Net income......................................    $4,651     $22,375     $20,213
                                                  =========   =========   =========
Diluted net income per share....................     $0.42       $2.02       $1.83
                                                  =========   =========   =========


All share and per share information has been adjusted for the 3% stock dividend declared in November 2000.